ATNA Resources to host conference call for financial and investor communities on Wednesday, March 23rd, at 2:30 Eastern Time.

Dateline: Monday, March 21, 2005, Vancouver, B.C.:  The management of ATNA Resources Ltd. will host a teleconference for the financial and individual investor communities on Wednesday, March 23rd, at 2:30 p.m., EST. The call will be hosted by Company President and CEO, David Watkins and will include a question and answer session after management’s opening remarks.

During the call, ATNA management will discuss recently disclosed details from their resource estimate at the Pinson gold property in Nevada as well as any additional data which is disclosed publicly prior to the published date and time of the call.

To participate live, call 416-640-4127 in the Toronto area and 1-800-814-4941 for all other areas. Please call 10 minutes prior to the start of the call.

A replay will be available until midnight on Wednesday, March 30th. To access the playback service, please dial 416-640-1917 in Toronto or 1-877-289-8525 elsewhere. You will then enter a passcode (21118353) followed by the number sign.

For further information, please visit our website, www.atna.com, or contact:

ATNA RESOURCES LTD., Deanna McDonald, Geologist & Corporate Communications Manager

Tel: (604) 684-2285; Fax: (604) 684-8887, E-mail: dmcdonald@atna.com, Website: www.atna.com